Registration No. 333-______

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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-8

                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933


                                 MIM Corporation
             (Exact name of registrant as specified in its charter)

          Delaware                                               05-0489664
(State or other jurisdiction                                  (I.R.S. Employer
      of incorporation)                                      Identification No.)


                  100 Clearbrook Road, Elmsford, New York 10523
               (Address of Principal Executive Offices) (Zip Code)

                 AMENDED AND RESTATED 1996 STOCK INCENTIVE PLAN
      AMENDED AND RESTATED 1996 NON-EMPLOYEE DIRECTORS STOCK INCENTIVE PLAN
                            (Full Title of the Plan)

               Barry A. Posner, Vice President and General Counsel
         MIM Corporation, 100 Clearbrook Road, Elmsford, New York 10523
                                 (914) 460-1600
 (Name, address and telephone number, including area code, of agent for service)

      Approximate date of commencement of the proposed sale to the public:
      From time to time after the Registration Statement becomes effective.

====================================================================================================================================
                                                   CALCULATION OF REGISTRATION FEE
====================================================================================================================================
                                                                Proposed Maximum        Proposed Maximum           Amount of
       Title of Securities                  Amount                  Offering               Aggregate              Registration
         to be Registered              to be Registered         Price Per Share          Offering Price               Fee
------------------------------------------------------------------------------------------------------------------------------------
Common Stock,
  $0.0001 par value............        2,675,000 shares             $2.52(1)              $2,584,134(1)              $783(1)
------------------------------------------------------------------------------------------------------------------------------------

(1) Estimated in accordance with Rule 457(h) and Rule 457(c) solely for the purpose of calculating the registration fee based on the registration hereunder of an additional 1,025,450 shares of Common Stock under the two separate Plans at the average of the high and low sales prices of the Common Stock reported on the Nasdaq National Market Tier on May 20, 1999, a date within 5 business days of the filing of this Registration Statement. Pursuant to Instruction E of Form S-8, the Company has not paid a registration fee with respect to an aggregate of 3,496,053 (of which 1,649,550 remained subject to grant or exercise under the Plans as of May 17, 1999) shares of Common Stock for which the Company previously paid a registration fee under a Registration Statement on Form S-8 filed and effective on August 20, 1997 assigned a Registration No. of 333-33905. See "Explanatory Note." Pursuant to Rule 416(b), this Registration Statement shall also be deemed to register an indeterminate amount of additional shares of Common Stock as may be issued under the Plans in the event of certain events specified in the Plans.

                                EXPLANATORY NOTE

     MIM Corporation, a Delaware corporation (the "Company"), adopted the MIM Corporation 1996 Stock Incentive Plan (the "Employee Plan") and the MIM
Corporation 1996 Non-Employee Directors Stock Incentive Plan (the "Directors Plan") (collectively, the "Plans") in May 1996. The shares of common stock, $0.0001 par value per share, of the Company (the "Common Stock"), reserved for issuance upon the exercise of options awarded pursuant to the Plans were registered under the Securities Act of 1933, as amended (the "Act"), pursuant to a Registration Statement on Form S-8 (Reg. No. 333-33905) filed and effective on August 20, 1997 (the "Initial Registration Statement").

     In addition, the Initial Registration Statement and the reoffer prospectus included therein were intended to register for reoffer and/or resale shares of Common Stock that would be acquired in the future under the Plans by persons who may be considered affiliates of the Company as defined under Rule 405 of the Act.

     Effective December 1, 1998, the Company amended and restated the Employee Plan (as so amended and restated, the "Amended and Restated Employee Plan") in order to add restricted stock as securities subject to grant by the Company to employees under the Amended and Restated Employee Plan, to make available under the Amended and Restated Employee Plan an additional 825,450 shares of Common Stock and to make certain other technical changes to the Employee Plan. Effective March 1, 1999, the Company amended and restated the Directors Plan (as so amended and restated, the "Amended and Restated Directors Plan") to make available under the Amended and Restated Directors Plan an additional 200,000 shares of Common Stock. The addition of shares of Common Stock under each of the Plans is subject to stockholder approval at the Company's 1999 Annual Meeting of Stockholders.

     This Registration Statement on Form S-8 (this "Registration Statement") is intended to register the following securities for issuance by the Company:

          1. 1,263,059 shares and 100,000 shares of Common Stock that may be issued by the Company pursuant to the exercise of outstanding options previously awarded under the Employee Plan and the Directors Plan, respectively; and

          2. 1,086,941 (of which 286,491 remained subject to grant under the Employee Plan prior to its amendment and restatement) shares and 200,000 shares of Common Stock, respectively, that may be issued by the Company pursuant to (a) the exercise of options and/or the grant of restricted shares, in each case, that may be awarded by the Company under the Amended and Restated Employee Plan and (b) the exercise of options that may be awarded by the Company under the Amended and Restated Directors Plan.

     In accordance with Instruction C.1(a) of Form S-8, this Registration Statement and the reoffer prospectus included herein also registers for reoffer and/or resale shares of Common Stock that may be acquired in the future under the Plans through exercise of options and/or grants of restricted shares by persons who may be considered affiliates of the Company as defined under Rule 405 of the Act. In addition, in accordance with General Instruction C.1(b) to Form S-8, this Registration Statement and the reoffer prospectus included herein registers for reoffer and/or resale 25,000 restricted shares of Common Stock issued under the Amended and Restated Employee Plan to two executive officers of the Company prior to the date of this Registration Statement. See Item 7.

     The materials constituting the reoffer prospectus have been prepared pursuant to Part I of Form S-3, in accordance with General Instruction C to Form S-8.

     From the date hereof, all securities previously registered under the Initial Registration Statement shall be deemed deregistered under the Initial Registration Statement and instead registered under this Registration Statement, including the reoffer prospectus included herein. The registration fee paid by the Company in connection with the Initial Registration Statement has been carried forward and applied against the registration fee otherwise payable under this Registration Statement. See "Calculation of Registration Fee" on the cover page of this Registration Statement.

REOFFER PROSPECTUS

                             Up To 2,675,000 Shares

                                 MIM CORPORATION

                                  Common Stock

     This Prospectus relates to the up to 2,675,000 shares of our Common Stock which the people identified under "Selling Stockholders" may offer and sell from time to time in one or more types of transactions (which may include block transactions) on The Nasdaq Stock Market's National Market Tier, where our Common Stock is listed for trading under the symbol "MIMS," in other markets where our Common Stock is traded, in negotiated transactions, through put or call options transactions, through short sales transactions, or in a combination of such methods of sale. They will sell the Common Stock at prices which are current when the sales take place or at other prices to which the parties agree. The Selling Stockholders may or may not use brokers and dealers in these transactions. The respective Selling Stockholders will pay any brokerage fees or commissions relating to sales by them. See "Method of Sale."

     We may issue these shares of Common Stock to the Selling Stockholders upon the exercise by the Selling Stockholders of options we have previously awarded to them or which we may award to them in the future. In addition, we have issued and may issue in the future to the Selling Stockholders shares of our Common Stock which are subject to restrictions on transfer and encumbrance for a specified period of time. We have awarded and may award these options and restricted shares to the Selling Stockholders under our Amended and Restated 1996 Stock Incentive Plan and our Amended and Restated 1996 Non-Employee Directors Stock Incentive Plan.

     We will not receive any of the proceeds from any sales by the Selling Stockholders. We will pay all of the expenses associated with the registration of the Common Stock and this Prospectus.

     On May 26, 1999, the last reported sale price of the Common Stock on Nasdaq was $2.75 per share.

     See "Risk Factors" beginning on page 3 of this Prospectus for a discussion of certain risks and other factors that you should consider before purchasing our Common Stock.

                                   ----------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, and they have not determined if this Prospectus is truthful and complete. Any representation to the contrary is a criminal offense.

                                   ----------

                  The date of this Prospectus is May 27, 1999.

     We have not authorized anyone to give any information or to make any representation which is not contained in this Prospectus or in a document incorporated by reference into this Prospectus. If anyone gives any information or makes any representation which is not contained in, or incorporated into this Prospectus, you must not rely upon it as having been authorized by us or by anyone acting on our behalf. This Prospectus is not an offer to sell, or a solicitation of an offer to buy, our securities by any person in any jurisdiction in which it is unlawful for that person to make such an offer or solicitation. No matter when you receive this Prospectus or purchase securities to which it relates, you must not assume it is correct at any time after its date.

                                TABLE OF CONTENTS

Heading:                                                             Page Number
--------                                                             -----------

The Company ..........................................................    3

Risk Factors .........................................................    3

Selling Stockholders .................................................    9

Use of Proceeds ......................................................    9

Method of Sale .......................................................    9

Indemnification of Directors and Officers ............................   10

Where You Can Find More Information ..................................   11

Documents Incorporated By Reference ..................................   11

Legal Matters ........................................................   12

Experts ..............................................................   12

Annex I - Selling Stockholders .......................................   13

                                   THE COMPANY

     We are an independent pharmacy benefit management ("PBM") and prescription mail order organization that offers a broad range of pharmaceutical services to the health care industry. We promote the cost effective delivery of pharmacy benefits to both public and private health plan members as well as the general public. We target two types of plan sponsors:

     o    sponsors of public and private health plans, such as:

          o    health maintenance organizations ("HMO's")

          o    other managed care organizations ("MCO's") and

          o long-term care facilities, such as nursing homes and assisted living facilities and

     o    self-funded plans sponsored by employers.

     We provide flexible program designs, pricing arrangements, formulary management, clinical expertise, innovative technology and quality services designed to contain pharmacy costs. We promote the clinically appropriate substitution of generic drugs from equivalent but more expensive brand name drugs that are often prescribed.

     We were incorporated in Delaware in March 1996 and completed our initial public offering in August 1996. Prior to our offering, we combined the businesses and operations of Pro-Mark Holdings, Inc. and MIM Strategic Marketing, LLC, which became 100% and 90% owned subsidiaries, respectively, of ours in May 1996. On August 24, 1998, we acquired all of the outstanding capital stock of Continental Managed Pharmacy Services, Inc., complementing our core PBM business with mail order pharmacy services.

     Our principal executive offices are located at 100 Clearbrook Road, Elmsford, New York 10523, telephone number (914) 460-1600. Unless the context otherwise requires, all references to "we", "us", "our" or "the Company" refers to MIM Corporation and its predecessors and subsidiaries.

                                  RISK FACTORS

     Before you purchase any Common Stock, you should be aware that there are various risks associated with an investment in the Common Stock, including those described below. You should consider carefully these risk factors together with the other information included in this Prospectus in evaluating whether to purchase any Common Stock

Actual Results May Vary Materially From Results Associated With Forward-Looking Statements

     Some of the information contained in, or incorporated by reference into this Prospectus includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include the information concerning our possible or assumed future results of operations as well as statements preceded by, followed by or that include the words "may," "will," "could," would," "believe," "expect," "anticipate," "estimate," "intend," "project" or the negative thereof or other similar expressions. You are cautioned that any forward-looking statements are not guarantees of future performance and involve risks and uncertainties. When considering such forward-looking statements, you should keep in mind the risk factors listed below and other cautionary statements contained in, or incorporated by reference into this Prospectus. The risk factors noted in this section and other factors noted throughout the Prospectus, including certain risks and uncertainties, could cause our actual results to differ materially from those results associated with any forward-looking statement. We do not undertake any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect any future events and circumstances.

Adverse Events With Respect To TennCare Program or Our Relationship With TennCare Plan Sponsors Could Adversely Affect Us

     In January 1994, the State of Tennessee instituted its Medicaid demonstration waiver program referred to as "TennCare." The State of Tennessee contracted with certain MCO's to provide mandated health services to TennCare beneficiaries on a capitated basis. In turn, certain of these MCO's contracted with RxCare of Tennessee, Inc. ("RxCare") to provide TennCare mandated pharmaceutical benefits to their TennCare beneficiaries through RxCare's network of retail pharmacies, in most cases on a corresponding capitated basis.

     From January 1994 through December 31, 1998, we provided a broad range of PBM services to these TennCare beneficiaries under an agreement with RxCare (the "RxCare Contract"). Under the RxCare Contract, we also provided PBM services to commercial plan sponsors and their enrollees. We performed essentially all of RxCare's obligations under its PBM contracts with plan sponsors, including designing and marketing PBM programs and services. Under the RxCare Contract, we paid certain amounts to RxCare and shared with RxCare the profit, if any, derived from services performed under RxCare's contracts with the plan sponsors.

     As of December 31, 1998, we serviced six TennCare plan sponsors with approximately 1.2 million members under the RxCare Contract. The RxCare Contract accounted for 72.2% of our revenues for the year ended December 31, 1998 and approximately 83.6% of our revenues for the year ended December 31, 1997. RxCare's contracts with Tennessee Managed Care Network, Inc., Tennessee Behavioral Health, Inc., Premier Behavioral Systems of Tennessee and Phoenix
Healthcare of Tennessee accounted for approximately 16%, 11%, 16% and 12%, respectively, of our revenues in 1998.

     The Company and RxCare did not renew the RxCare Contract which expired on December 31, 1998. The negotiated termination of our relationship with RxCare, among other things, allowed us to directly market its services to Tennessee customers (including those then under contract with RxCare) prior to the expiration of the RxCare Contract. The RxCare Contract had previously prohibited us from soliciting and/or marketing our PBM services in Tennessee other than on behalf of, and for the benefit of RxCare. Our marketing efforts after the negotiated termination resulted in us executing agreements effective as of January 1, 1999 to provide PBM services directly to five of the six TennCare MCO's representing approximately 900,000 of the 1.2 million TennCare lives previously managed under the RxCare Contract. In addition, effective May 1, 1999, we entered into a contract to provide PBM services to the sixth TennCare MCO we managed under the RxCare Contract and its approximately 300,000 enrollees, thereby contracting with all of the TennCare MCO's we formerly managed through the RxCare Contract until December 31, 1998. Effective January 1, 1999, we also contracted directly to provide PBM services to substantially all third party administrators and employer groups previously managed under the RxCare Contract. We anticipate that approximately 45% of our revenues for fiscal 1999 will be derived from providing PBM services to these six TennCare MCO's. To date, we have been unable to secure a contract with the two TennCare behavioral health organizations ("BHO's") to which we previously provided PBM services under the RxCare Contract. For the year ended December 31, 1998, amounts paid by these BHO's represented approximately 27% of our revenues. Accordingly, our failure to eventually obtain contracts with the two BHO's or the loss of any of the other TennCare contracts we presently have, if not replaced by other business, could materially adversely affect our financial condition and results of operations.

     As part of our normal review process, in April 1999 we determined that two of our capitated TennCare contracts were not achieving profitability projections. Accordingly, in accordance with the terms of these contracts, we exercised our right to terminate these contracts effective on September 28, 1999. Representatives of the Company and these TennCare MCO's are presently renegotiating these contracts. While we believe that it is reasonably likely that the terms of these contracts will be renegotiated, no assurance can be given that we will successfully renegotiate the contracts with either or both of these customers. In addition, no assurance can be given that we will not incur losses under either or both of these contracts during the interim period until termination becomes effective.

Certain Legal Proceedings Could Adversely Affect Our Liquidity

     In February 1999, we reached an agreement in principle with respect to a civil settlement of a Federal and State of Tennessee investigation focusing mainly on the conduct of two former officers (one of which is also a former director and still a principal stockholder) prior to our initial public offering. Based upon the agreement in principle, the investigation, as it relates to us, would be fully resolved through the payment of a $2.2 million civil settlement and an agreement to implement a corporate integrity program in conjunction with the Office of the Inspector General of the U.S. Department of Health and Human Services. This settlement is subject to several conditions, including the execution of a definitive agreement. We anticipate that we will have no continued involvement in the governments' joint investigation other than continuing to cooperate with the governments in their efforts.

     On March 31, 1999, Xantus Healthplan of Tennessee, Inc. ("Xantus"), one of the TennCare MCO's to which we provide PBM services, and the State of Tennessee entered into a consent decree whereby, among other things, the Commissioner of Commerce and Insurance for the State of Tennessee was appointed receiver of Xantus for purposes of rehabilitation. The receiver has begun to pay in a timely manner all amounts due to us under our agreement with Xantus for services rendered by the Company from and after April 1, 1999. As of the date of this Prospectus, we continue to provide PBM services to Xantus and its members under our agreement with them. At this time, we are unable to predict the consequences of this action on our ability to collect monies owed to us by Xantus. As of April 1, 1999, Xantus owed us $10.7 million relating to PBM services rendered by us from January 1, 1999 through April 1, 1999.To date, we have withheld from our pharmacy providers approximately $4.0 million (out of approximately $10 million) of claims submitted by them on behalf of Xantus members as permitted by our agreements with these pharmacy providers. If and when we are paid by Xantus with respect to these claims, we will pay our network pharmacies for these claims. State of Tennessee officials have publicly indicated that the State will ensure that all TennCare providers negatively impacted by the appointment of the receiver for Xantus will eventually receive from Xantus or the State at least 50% of all outstanding amounts owed by Xantus to such providers as of April 1, 1999. We can give no assurance that Xantus or the State will eventually pay any or all of these amounts. Our failure to collect from Xantus or the State all or a substantial portion of the monies owed to us by Xantus would have a material adverse effect on our financial condition and results of operations.

     Under Section 145 of the Delaware General Corporation Law ("Section 145") and the Company's Amended and Restated By-Laws ("By-Laws"), we are obligated to indemnify two former officers (one of which is also a former director and still a principal stockholder) who are the subject of the indictments brought in the United States District Court for the Western District of Tennessee (as more fully described in our Annual Report on From 10-K for the fiscal year ended December 31, 1998). Our obligation to provide indemnification would not apply if it is ultimately determined by our Board of Directors that these former officers failed to act in good faith and in a manner they reasonably believed to be in our best interests, that they had reason to believe that their conduct was unlawful or for any other reason under which indemnification would not be required under Section 145 or the By-Laws. In addition, until the Board makes such a determination, we are also obligated under Section 145 and the By-Laws to advance the costs of defense to them. However, if the Board determines that either or both of them are not entitled to indemnification, they would be obligated to reimburse us for all amounts advanced to them. We are not presently in a position to assess the likelihood that either or both of these former officers will be entitled to indemnification and continued advancement of defense costs or to estimate the total amount that we may have to pay in connection with our obligations or the time period over which any amounts will have to be advanced. We cannot assure you that our obligations to either or both of these former officers would not have a material adverse effect on our results of operations or financial condition.

Limited Term of Material Agreements Could Adversely Affect Us

     Our contracts with plan sponsors typically have terms of one to three years and are subject to earlier termination upon the occurrence of certain events, including a breach of an agreement which is not cured within a reasonable time after notice, insolvency, bankruptcy or receivership of the plan and termination of the underlying health care program (for example, TennCare) or of the plan sponsor's contract with the ultimate payor. In certain cases, both us and the plan sponsor may also terminate the agreement without cause, typically upon prior written notice, generally 30 to 90 days, but in some cases as long as 150 days. We cannot guarantee that any contracts with plan sponsors will be continued or renewed in accordance with their terms. The loss of any particular plan sponsor contract, especially those with the TennCare
MCO's, or the loss of a significant number of them, could have a material adverse effect on our financial condition and results of operations. As discussed above, we are presently in the process of attempting to renegotiate capitated contracts with two TennCare MCO's following our delivery of notices of termination of these two contracts that will become effective on September 28, 1999, unless we successfully renegotiate these contracts.

Risk-Based Arrangements Could Adversely Affect Us

     For the year ended December 31, 1998, approximately 32% of our revenues were generated from capitated or other risk-based arrangements, compared to 53% for the year ended December 31, 1997. Effective January 1, 1999, we began providing PBM services directly to five of the six TennCare MCO's previously managed under the RxCare Contract. Effective May 1, 1999, we began providing PBM services to the sixth TennCare MCO previously managed under the Rx Care Contract. We will be compensated on a capitated basis under four of the six TennCare contracts, thereby increasing our financial risk in 1999 as compared to 1998. Based upon our present contracted arrangements, we anticipate that approximately 36% of our revenues in 1999 will be derived from capitated or other risk-based arrangements.

     Under "capitated" arrangements, we receive a pre-determined fee each month for each member enrolled in a particular health plan in return for providing certain covered pharmacy benefits and services to plan members. From time to time, we may also enter into cost sharing arrangements (i.e., sharing with plan sponsors the financial benefits resulting from not exceeding established per capita amounts), profit sharing arrangements (i.e., incentivizing the plan sponsors to support fully our cost control efforts as well as other arrangements under which we may share all or a portion of the risk of the drug benefit program with the plan sponsor. We generally negotiate capitation fees and other risk-based arrangements for a particular plan (or subset of individuals within a plan) based upon a number of factors, including competitive conditions within a particular market, the expected costs of providing the covered pharmacy services, anticipated price increases for pharmaceutical products and anticipated increases in the utilization of those products by plan members. The cost of providing pharmacy services varies among plan participants and groups and is affected by many factors largely beyond our control, including compliance by physicians and patients with the drug formulary and benefit design parameters, the acceptance rate of substitution of generic drugs for higher priced brand name drugs, especially in light of the dramatic increase in direct consumer marketing of brand name drugs, the effect of inflation on drug costs, higher than expected utilization rates and the co-payment structure of the plan. We generally base our expected costs on prior experience with similar groups and demographic data based on the population at large. Data with respect to prior experience may not be available and, if available, may not be a reliable indicator of the actual results for a particular plan. In addition, under these risk-based arrangements, we may be required to bear all or a portion of the costs of certain newly-developed drugs the existence or cost of which may not have been known at the time the capitation fee or other risk-based arrangement for a particular plan was established. We cannot guarantee that the cost of providing pharmacy services under capitated or other risk-based arrangements will not exceed the revenues received by us with respect to those arrangements. Any shortfall between revenues received and costs incurred under these capitated and other risk-based arrangements could have a material adverse effect on the Company's financial condition and results of operations. For example, on April 30, 1999, we gave notice of termination to two of the TennCare MCO's to which we began providing services on a capitated basis as of January 1, 1999 due to forecasted losses under those contracts. See "Adverse Events With Respect to TennCare Program or our Relationship With TennCare Plan Sponsors Could Adversely Affect Us."

We Have Had Historical Accounting Losses And May Experience Future Losses

     We experienced losses of approximately $13.5 million, $31.8 million, $6.8 million and $2.5 million in the years ended December 31, 1997, 1996, 1995 and 1994, respectively. For the year ended December 31, 1998, we reported net income of $4.3 million, after recording non-recurring charges of $3.7 million. These historical results are not indicative of future results, but we cannot assure you that we will not incur net losses in the future.

Rapid Growth and Integration of Acquired Businesses May Be Difficult to Manage Efficiently

     Since we went public in August 1996, we have been attempting to grow at a rapid pace. Rapid growth may strain our financial and management resources. Our ability to manage growth effectively will require that we continue to identify, hire, train and effectively manage additional qualified employees. We cannot assure you that we will be able to expand our market presence in current locations or successfully enter other markets. If we are unable to manage our growth effectively and efficiently, our financial condition and results of operations could be adversely affected.

     Our current strategy contemplates the continued growth of our company through mergers and acquisitions of other companies and business entities which engage in PBM and other related services as well as other strategic arrangements. However, any business acquisition or other strategic arrangement involves inherent uncertainties, such as the effect on the acquired business of integration into a larger organization and the availability of management resources to oversee the integration and operation of the acquired business. Potential obstacles to the successful integration of the acquired business include, among others, consolidating financial, accounting and managerial functions and eliminating operational overlaps between our businesses, and adding and integrating key personnel. Even though the acquired businesses may have been successful as independent companies prior to the merger, acquisition or strategic arrangement, we cannot assure you that their success will continue afterwards.

Larger Competitors May Adversely Affect Our Ability to Compete Effectively

     The PBM industry is highly competitive and has recently experienced significant consolidation. Many of our current and potential competitors have considerably greater financial, technical, marketing and other resources. The PBM business includes a number of large, well capitalized companies with nationwide operations and many smaller organizations typically operating on a local or regional basis. Among larger companies offering PBM services are Medco Containment Services, Inc. (a subsidiary of Merck & Co., Inc.), PCS, Inc., Express Scripts, Inc., Advance ParadigM, Inc. and Diversified Pharmaceutical Services, Inc. Numerous insurance and Blue Cross and Blue Shield plans, managed care organizations and retail drug chains also have their own PBM capabilities.

We May Not Be Able to Retain Key Management

     Our success is largely dependent on the services of Richard H. Friedman, our Chief Executive Officer, and, to a lesser extent, other key management personnel. We have an employment agreement with Mr. Friedman which provides for his continued employment through December 2003, subject to earlier termination under certain circumstances. We cannot guarantee that we will be able to retain his services or the services of any other key management personnel. The loss of the services of one or more of our senior management could have a material adverse effect upon our financial condition and results of operations.

Our Failure to Comply With Laws and Regulations Could Adversely Affect Us

     Our present and planned businesses are subject to extensive federal and state laws and regulations. Subject to certain exceptions, federal law (the "Federal Anti-Kickback Statute") prohibits the payment or receipt of any remuneration, directly or indirectly, to induce, arrange for or recommend the purchase of health care items or services paid for in whole or in part by Medicare or state health care programs (including Medicaid and TennCare). In addition, certain state laws (including professional licensing laws prohibiting fee-splitting) contain similar provisions that may extend the prohibition to cover items or services that are paid for by private insurance and self-pay patients. We can make no assurance that our practices will be found to be protected by certain so-called "safe harbor" regulations, which provide insulation from prosecution under the Federal Anti-Kickback Statute, and in some instances it is clear that they are not so protected. We are also subject to various false claim, drug distribution, antitrust and consumer protection laws and may be subject to certain other laws, including various state insurance laws.

     While management believes that we are in substantial compliance with all existing laws and regulations material to the operation of its business, such laws and regulations are subject to rapid change and often are uncertain in their application. As controversies continue to arise in the health care industry (for example, regarding the efforts of plan sponsors and pharmacy benefit managers to limit formularies, alter drug choice and establish limited networks of participating pharmacies), federal and state regulation and enforcement priorities in this area can be expected to increase, the impact of which we cannot currently predict. It is possible that we will be subject to scrutiny or challenge under one or more of these laws or that any such challenge might be successful. Any such challenge, whether or not successful, could have a material adverse effect upon our financial position and results of operations. Violation of the Federal Anti-Kickback Statute, for example, may result in criminal penalties, as well as exclusion from the Medicare and Medicaid (including TennCare) programs. Further, it is possible that we will not be able to obtain or maintain any of the regulatory approvals that may be required to operate its business, and the failure to do so could have a material adverse effect on our financial condition and results of operations.

The Services We Provide May Subject Us to Litigation and Liability

     We believe that our insurance protection is adequate to protect us from litigation and liability in connection with our present and contemplated business operations. However, we cannot assure you that we will be able to obtain and maintain insurance coverage in the future or that such insurance coverage will be available on acceptable terms or will be adequate to cover any or all potential professional liability, product liability or other claims. A successful claim in excess of our insurance coverage could have a material adverse effect on our financial condition and results of operations.

Our Dependence on Information Systems and the Year 2000 Issue Could Adversely Affect Us

     We believe our on-line claims processing (or adjudication) systems are an integral part of our business. We own our claims processing software and have an agreement to acquire all software upgrades to such software to ensure that we maintain a state-of-the-art claims processing system. Any significant interruption in service of our computer or telephone systems could adversely affect our ability to operate our business on a timely basis, and could adversely affect our relations with our pharmacies and health plan sponsors. Under a contract with a third party, the third party guarantees that any disruption in our computer or telephone systems will be rectified within 48 hours. Although we cannot guarantee it, we believe that this disaster recovery arrangement is sufficient to prevent any disruption from having a material adverse effect on our financial condition or results of operations.

     The so-called "year 2000 problem," which is common to many companies, concerns the inability of information systems, primarily computer hardware and software programs, to recognize properly and process date sensitive information following December 31, 1999. We have committed substantial resources (approximately $2.4 million) over the past two years to improve our information systems ("IS project"). We have used this IS project as an opportunity to evaluate our state of readiness, estimate expected costs and identify and quantify risks associated with any potential year 2000 issues. For a detailed discussion of these matters, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K for the year ended December 31, 1998.

Possible Negative Effects on Stockholders of Preferred Stock and Rights

     We are authorized to issue 5,000,000 shares of preferred stock. Our Board of Directors may from time to time fix the designation, rights and preferences of preferred stock (including voting, dividend, redemption and liquidation rights) without further stockholder action. Shares of preferred stock could be issued in the future with rights and preferences that could make the possible takeover of the Company or the removal of management more difficult or could otherwise adversely impact the rights of stockholders.

     On November 24, 1998, the Board adopted a stockholder rights plan. The rights plan may have certain anti-takeover effects and may cause substantial dilution to a person or group that attempts to acquire the Company on terms not approved by the Board. The stockholder rights plan was adopted to help ensure that the Board, if confronted by an unsolicited proposal from a third party to acquire control of the Company, will have sufficient time to review the proposal, to develop, if deemed appropriate, alternatives to the proposal and to act in what the Board believes to be in the best interests of the Company and its stockholders.

     As originally adopted, the rights plan contains a "delayed redemption" provision that prohibited rights under the plan from being redeemed by us during the 180-day period after "continuing directors" (as defined in the rights plan) cease to constitute a majority of the Board. This provision effectively prevented newly-elected directors, in a change in control context, from redeeming rights for six months, thereby delaying any acquisition of the Company. In December 1998, the Delaware courts ruled in Quickturn Design Systems, Inc. v. Mentor Graphics Corp., 721 A.2d 1281 (Del. 1998) that a similar provision was invalid under Delaware law. As a result, the Board has amended the rights plan to delete this "delayed redemption" provision. We may seek to take other actions to achieve the same objectives as the rights plan and the "delayed redemption" provision were implemented to address. Certain of these actions could require stockholder approval. We cannot assure you that we will or will not take or seek to take any such actions.

We Have Never Paid Dividends and Have No Current Intention to Pay Dividends

     We have never paid a cash dividend on the Common Stock and presently intend to retain all earnings, if any, to support the operation and expansion of our business. We do not anticipate paying cash dividends in the foreseeable future.

Possible Volatility of Stock Price

     The market price of the Common Stock has fluctuated substantially since our initial public offering. The price of the Common Stock may be subject to fluctuations in the future in response to operating results, general market movements and other factors. In addition, the Common Stock as well as the stock market in general has historically experienced price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of the Company and companies in general. These fluctuations, as well as general economic and market conditions, may adversely affect the market price of the Common Stock.

                              SELLING STOCKHOLDERS

     The table attached as Annex I hereto sets forth, as of the date of this Prospectus or a subsequent date if amended or supplemented, (a) the name of each Selling Stockholder and his or her relationship to the Company during the past three years; (b) the number of shares of Common Stock each Selling Stockholder beneficially owns (assuming that all options and restricted shares which they have previously been granted are fully vested and free from restrictions on transfer); (c) the number of shares of Common Stock offered pursuant to this Prospectus by each Selling Stockholder; and (d) the amount and percentage of the Common Stock outstanding to be held by such Selling Stockholder after giving effect to the offering of the Common Stock covered by this Prospectus. The information contained in Annex I may be amended or supplemented from time to time.

                                 USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of Common Stock by Selling Stockholders covered by this Prospectus.

                                 METHOD OF SALE

     This Prospectus relates to the possible offer and sale from time to time by the Selling Stockholders of their shares of Common Stock which they may receive upon the exercise of options or which they may transfer upon the lapse of restrictions on restricted shares. These options and restricted shares have been or may be issued or granted to the Selling Stockholders under the Employee Plan and/or the Directors Plan. We have registered their shares for resale to provide them with freely tradeable securities. However, registration of their shares does not necessarily mean that they will offer or sell any of their shares. We will not receive any proceeds from the offering or sale of their shares.

     The Selling Stockholders may offer and sell the shares of Common Stock to which this Prospectus relates from time to time in one or more types of transactions (which may include block transactions) on The Nasdaq Stock Market's National Market Tier, where our Common Stock is listed for trading under the symbol "MIMS," in other markets where our Common Stock is traded, in negotiated transactions, through put or call options transactions, through short sales transactions, or in a combination of such methods of sale. They will sell the Common Stock at prices which are current when the sales take place or at other prices to which the parties agree. The respective Selling Stockholders may use underwriters, brokers or dealers to sell the shares, and will pay any brokerage fees or commissions relating to sales by them in amounts to be negotiated by them prior to sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), in connection with such sales and any discounts and commissions received by them and any profit realized by them on the resale of the shares may be deemed to be underwriting discounts and commissions under the Securities Act. Some shares may also be sold by other people or entities which receive the shares from one or more of the Selling Stockholders by gift, by operation of law (including the laws of descent and distribution) or by other transfers or assignments.

     Because the Selling Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act, the Selling Stockholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the Selling Stockholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

     Selling Stockholders also may resell all or a portion of their shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such Rule.

     If we are notified by any Selling Stockholder that any material arrangement has been entered into with an underwriter, broker or dealer for the sale of shares through block trade, special offering, exchange distribution or secondary distribution or purchase by an underwriter, broker or dealer, we will prepare and file a supplement to this Prospectus, if required, under Rule 424(b) of the Securities Act, disclosing (i) the name of the respective Selling Stockholder(s) and of the participating broker-dealer(s), (ii) the number of shares involved,
(iii) the price at which such shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set forth or incorporated by reference in this Prospectus and (vi) other facts material to the transaction.


                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Our Amended and Restated Certificate of Incorporation limits the liability of our directors to us or our stockholders to the fullest extent permitted by the Delaware General Corporation Law (the "DGCL"). Specifically, our directors will not be personally liable for monetary damages for breach of his fiduciary duty as a director except for liability (a) for any breach of his duty of loyalty to us or our stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for unlawful payment of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL or (d) for any transaction from which he derived an improper personal benefit. In addition, our By-Laws require us to indemnify any current or former director or officer to the fullest extent permitted by the DGCL. We also maintain insurance for the benefit of our directors and officers and the directors and officers of our subsidiaries insuring such persons against certain civil liabilities, including liabilities under the securities laws.

                       WHERE YOU CAN FIND MORE INFORMATION

     We have filed a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") under the Securities Act covering the securities (i) covered by this Prospectus, (ii) issuable upon the exercise of options and/or the lapse of transfer restrictions on restricted shares, in each case previously awarded under the Plans, and (iii) issuable upon the exercise of options and/or the lapse of transfer restrictions on restricted shares, in each case which may be subsequently issued or awarded under the Plans. This Prospectus omits certain information and exhibits included in the Registration Statement, copies of which may be obtained upon payment of a fee prescribed by the Commission or may be examined free of charge at the principal office of the Commission in Washington, D.C.

     We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance with those requirements, we file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). You may read and copy those reports and proxy statements and any other information we file with the Commission at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the Commission located at 7 World Trade Center, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may also obtain copies of that information from the Commission's Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants, including MIM Corporation, that file electronically with it. You may access the Commission's web site at "http://www.sec.gov". Our Common Stock is listed for trading on the Nasdaq Stock Market's National Market Tier. You may also read any such reports, proxy statements and other information filed or to be filed by us at the offices of the National Association of Securities Dealers, Inc., Market Listing Section, 1735 K Street, N.W., Washington, D.C. 20006.

                       DOCUMENTS INCORPORATED BY REFERENCE

     We incorporate by reference into this Prospectus the following documents which we previously filed with the Commission under the File Number 0-28740:

     (a) Our Annual Report on Form 10-K for the fiscal year ended December 31, 1998;

     (b) Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1999;

     (c) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A, filed pursuant to
          Section 12(g) of the Exchange Act on July 30, 1996, as amended by Post-Effective Amendment No. 1 on Form 8-A/A filed on August 1, 1996, and declared effective on August 14, 1996, as well as the description of the Company's Series A Junior Participating Preferred Stock Purchase Rights contained in the Company's Registration Statement on Form 8-A filed on December 4, 1998, as amended by Post-Effective Amendment No. 1 on Form 8-A/A filed on December 14, 1998, as amended by Post-Effective Amendment No. 2 on Form 8-A/A filed on May 20, 1999.

     When we file documents in accordance with Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act between the date of this Prospectus and the time we file a post-effective amendment to the Registration Statement reporting that all the securities which are the subject of the Registration Statement have been sold or deregistering any securities which have not been sold, those documents we file will be incorporated into this Prospectus and will be a part of it beginning on the date those documents are filed. If any document which we file changes anything said in this Prospectus or in an earlier document which is incorporated into this Prospectus, the later document will modify or supersede what is said in this Prospectus or the earlier document.

     We will provide, without charge, at the written or oral request of anyone to whom this Prospectus is delivered, copies of the documents incorporated by reference in this Prospectus, other than exhibits to those documents which are not specifically incorporated by reference. Requests should be directed to: MIM Corporation, 100 Clearbrook Road, New York, New York 10523, Attention: Corporate Secretary (Telephone: (914) 460-1638).

                                  LEGAL MATTERS

     Barry A. Posner, our General Counsel, will pass upon certain legal matters for us.

                                     EXPERTS

The financial statements incorported by reference in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incoporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

                                   ----------

                                     ANNEX I


                            SELLING STOCKHOLDERS (1)

                                                                                                       Shares Beneficially
                                                                  Shares           Shares           Owned After Offering: (2)
                                                              Beneficially        Offered          --------------------------
       Name            Relationships to the Company               Owned            Hereby          Number           Percentage
       ----            ----------------------------               -----            ------          ------           ----------
Louis A. Luzzi         Director                                   21,800           20,000             1,800              *
Louis DiFazio          Director                                   22,500           20,000             2,500              *
Michael Kooper         Director                                   20,000           20,000              -0-               0%
Richard A. Cirillo     Director                                   24,000           20,000              -0-               0%
Scott R. Yablon        Director                                1,222,000 (3)      220,000         1,200,000            6.3%
Barry A. Posner        Vice President, Secretary                 221,600 (4)      220,000             1,600              *
                         and General Counsel
Edward J. Sitar        Chief Financial Officer                   106,500 (5)      105,000             1,500              *
Recie Bomar            Vice President-Sales                       83,333 (6)       83,333              -0-               0%
Joseph DeMarte         Vice President-Sales & Marketing           54,000 (7)       54,000              -0-               0%
Russell J. Corvese     Vice President-Operations                  54,950 (8)       54,950              -0-               0%
Rita Marcoux           Director of Operations                     58,450 (9)       58,450              -0-               0%
Robert J. Bush         Assistant General Counsel                  23,000 (10)      23,000              -0-               0%
Kathie Garrity         Director of Finance                        23,500 (11)      23,500              -0-               0%

----------
*    Less than one percent.

(1) Assumes that all options held by the listed individuals are fully vested and exercisable , although options typically vest over a three year period. Also assumes that all restricted shares are freely transferable without restriction, although such restrictions do not lapse until specified dates in the future. Shares deemed beneficially owned by virtue of these assumptions are treated as outstanding for purposes of determining beneficial ownership by such individual.

(2) Assumes the sale of all securities offered hereby. Based upon 18,771,689 shares of Common Stock outstanding on May 10, 1999.

(3) Includes options to purchase 1,000,000 shares of Common Stock and 200,000 shares of Common Stock subject to restrictions on transfer and encumbrance.

(4) Includes options to purchase 200,000 shares of Common Stock, 20,000 shares of Common Stock subject to restrictions on transfer and encumbrance and 1,600 shares of Common stock held jointly with his wife.

(5) Includes options to purchase 100,000 shares of Common Stock, 5,000 shares of Common Stock subject to restriction or transfer and encumbrance and 1,500 shares of Common Stock held jointly with his wife.

(6) Includes options to purchase 75,000 shares of Common Stock and 8,333 shares of Common Stock subject to restriction or transfer and encumbrance.

(7) Includes options to purchase 50,000 shares of Common Stock and 4,000 shares of Common Stock subject to restriction or transfer and encumbrance.

(8) Includes options to purchase 50,950 shares of Common Stock and 4,000 shares of Common Stock subject to restriction or transfer and encumbrance.

(9) Includes options to purchase 54,450 shares of Common Stock and 4,000 shares of Common Stock subject to restriction or transfer and encumbrance.

(10) Includes options to purchase 20,000 shares of Common Stock and 3,000 shares of Common Stock subject to restriction or transfer and encumbrance.

(11) Includes options to purchase 20,500 shares of Common Stock and 3,000 shares of Common Stock subject to restriction or transfer and encumbrance.

PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     There are hereby incorporated by reference in this Registration Statement the following documents and information heretofore filed with the Securities and Exchange Commission (the "Commission"):

          (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act");

          (b) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1999; and

          (c) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A, filed pursuant to Section 12(g) of the Exchange Act on July 30, 1996, as amended by Post-Effective Amendment No. 1 on Form 8-A/A filed on August 1, 1996, and declared effective on August 14, 1996 as well as the description of the Company's Series A Junior Participating Preferred Stock Purchase Rights contained in the Company's Registration Statement on Form 8-A filed on December 4, 1998, as amended by Post-Effective Amendment No. 1 on Form 8-A/A filed on December 14, 1998, as amended by Post-Effective Amendment No. 2 on Form 8-A/A filed on May 20, 1999.

     All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such reports or documents. Statements made herein as to the contents of any contract, agreement or other document are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to this Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     Not applicable.

Item 6. Indemnification of Directors and Officers.

     The Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") limits the liability of the Company's directors to the Company or its stockholders to the fullest extent permitted by the Delaware General Corporation Law (the "DGCL"). Specifically, no director of the Company will be personally liable for monetary damages for a breach of such director's fiduciary duty as a director of the Company except for liability (a) for any breach of the director's duty of loyalty to the Company or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for unlawful payment of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL or (d) for any transaction from which such director derived an improper personal benefit. In addition, the Company's Amended and Restated By-Laws (the "By-Laws") require the Company to indemnify any current or former director or officer to the fullest extent permitted by the DGCL. The Company also maintains insurance for the benefit of its directors and officers and the directors and officers of its subsidiaries insuring such persons against certain civil liabilities, including liabilities under the securities laws.

Item 7. Exemption from Registration Claimed.

     On March 1, 1999, pursuant to new employment agreements between the Company and two executive officers of the Company, the Company granted these two executive officers a total of 25,000 shares of Common Stock, subject to restrictions on transfer and encumbrance through December 2, 2006. The restricted shares will automatically be forfeited to the Company upon termination of either grantee's employment with the Company prior to December 2, 2006. The restrictions to which the restricted shares are subject may lapse prior to December 2, 2006 in the event that the Company achieves certain specified levels of earnings per share in fiscal 2001. Each executive officer possesses voting rights with respect to the restricted shares, but is not entitled to receive dividend or other distributions, if any, paid with respect to the restricted shares.

     The reoffer prospectus constituting a part of this Registration Statement covers the reoffer and/or resale of these 25,000 restricted shares. The Company issued these 25,000 restricted shares without registration under the Act pursuant to the exemption from registration provided by Section 4(2) of the Act.

Item 8. Exhibits.

     Exhibit
     Number
     ------

       4.1 Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 of the Company's Registration Statement on Form S-1 (No. 333-05327 )).

       4.2 Amended and Restated By-Laws of the Company (incorporated by reference to Exhibit 3(ii) of the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1998).

       4.3 The Company's 1996 Stock Incentive Plan, as amended and restated effective as of December 1, 1998 (incorporated by reference to Exhibit 10.33 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998).

       4.4 The Company's 1996 Non-Employee Directors Stock Incentive Plan, as amended and restated effective as of March 1, 1999 (incorporated by reference to Exhibit 10.60 to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1999).

       4.5    Specimen Common Stock  Certificate  (incorporated  by reference to
              Exhibit 4.1 to the Company's Registration Statement on Form S-4 (No. 333-60647), as amended, which became effective on August 21,
              1998).

       4.6 Amended and Restated Rights Agreement, dated as of May 20, 1999, between the Company and American Stock Transfer and Trust Company (including the form of Rights Certificate) (incorporated by reference to Exhibit 4.1 of the Company's Post-Effective Amendment No. 2 to Registration Statement on Form 8-A/A dated May 21, 1999).

       4.7 Certificate of Designations of Series A Junior Participating Preferred Stock (incorporated by reference to Exhibit 4.2 of the Company's Current Report on Form 8-K dated December 14, 1998).

       4.8*   Form of Incentive Stock Option Agreement

       4.9*   Form of Non-Qualified Stock Option Agreement

       4.10*  Form of Performance Share Agreement

       5.1*   Opinion of Barry A. Posner, Esq.

       23.1*  Consent of Arthur Andersen LLP.

       23.2   Consent  of  Barry A.  Posner,  Esq.  (contained  in  Exhibit  5.1 hereto).

----------
*Filed herewith.

Item 9. Undertakings.

     A.   The undersigned registrant hereby undertakes:

          (1) (i) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. The foregoing notwithstanding, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B. The  undersigned  registrant  hereby  undertakes  that,  for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the DGCL, the Certificate of Incorporation, the By-Laws or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Elmsford, State of New York, on this 27th day of May, 1999.

                                         MIM Corporation



                                         By:  /s/ Barry A. Posner
                                              ----------------------------------
                                              Barry A. Posner
                                              Vice President and General Counsel

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

        Signature                                            Capacity(ies)                                    Date
        ---------                                            -------------                                    ----
/s/ Richard H. Friedman                            Principal Executive Officer/Director                     May 26, 1999
------------------------------------
Richard H. Friedman

/s/ Scott R. Yablon                                Director                                                 May 26, 1999
------------------------------------
Scott R. Yablon

/s/ Edward J. Sitar                                Principal Financial and Accounting                       May 26, 1999
------------------------------------               Officer
Edward J. Sitar

/s/ Louis DiFazio                                  Director                                                 May 26, 1999
------------------------------------
Louis DiFazio, Ph.D.

/s/ Richard A. Cirillo                             Director                                                 May 26, 1999
------------------------------------
Richard A. Cirillo

/s/ Louis A. Luzzi                                 Director                                                 May 26, 1999
------------------------------------
Louis A. Luzzi, Ph.D.

/s/ Michael Kooper                                 Director                                                 May 26, 1999
------------------------------------
 Michael Kooper